Exhibit 10i

MOUNT HOPE PURCHASE AGREEMENT

OPTION TO LEASE

THIS OPTION TO LEASE ("Option Agreement") is entered into this 12th day of November 2004 (the "Effective Date"), between Mount Hope Mines, Inc., a Colorado corporation, whose address is 15480 Ventura Blvd., Suite 220, Sherman Oaks, CA 91403 (hereinafter "Owner" or the "Company") and Idaho General Mines, Inc., an Idaho corporation, whose address is 10 N. Post Street, Suite 610, Spokane, Washington 99201 (hereinafter referred to as "IGMI").

RECITALS

A. Owner owns or holds certain patented and unpatented mining claims (the "Property") described in Exhibit 1 to this Option Agreement and situated in Eureka County, Nevada.

B. IGMI desires to obtain, and Owner is willing to grant and give to IGMI an exclusive right to lease the Property on the terms agreed upon herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
GRANT OF OPTION AND ISSUANCE OF STOCK TO OWNER

1.1 Grant of Option to Lease.

(a) Owner hereby grants and gives to IGMI the exclusive option (the "Option") to lease the Property, pursuant to a Lease Agreement identical to the form attached hereto as Exhibit 2 and by this reference incorporated herein and made a part hereof (the "Lease"), in accordance with the provisions of said Lease.

(b) As consideration for Owner entering into this Option Agreement, IGMI shall pay Owner the sum of One Hundred and Seventy-Five Thousand Dollars ($175,000.00) upon execution of this Option Agreement. IGMI shall also reimburse Owner (simultaneous with the execution of this Option Agreement) in the amount of $11,043.97 for mining claim maintenance fees and property taxes paid by Owner with respect to the Property during 2004.

(c) As additional consideration for Owner entering into this Option Agreement, IGMI shall issue and deliver to the Company, simultaneous with the execution and delivery of this Option Agreement, (i) a certificate or certificates representing five hundred thousand (500,000) shares of fully paid and nonassessable IGMI common stock ("Shares") and (ii) five hundred thousand (500,000) warrants ("Warrants") convertible into common shares of IGMI at a 1:1 ratio, with an exercise price of eighty cents ($.80) and an exercise life of seven (7) years after the Effective Date of this Option Agreement, pursuant to the form of Warrant attached hereto as Exhibit 2. The parties agree that before IGMI shall be entitled to exercise the Option, the parties must have executed and delivered a mutually agreeable registration rights

agreement pursuant to which IGMI agrees, at its sole expense, to register the Shares received by Owner under this Option Agreement and common shares purchased through conversion of any Warrants by Owner. IGMI agrees to use its best efforts and to proceed diligently toward the execution and delivery of such a registration rights agreement, and the registration of the Shares and any shares purchased through conversion of the Warrants.

(d) IGMI shall have the right to exercise the Option at any time on or before 5:00 p.m. Pacific Time on the date that is Three Hundred and Sixty-five Days (365) from the Effective Date of this Option Agreement (the "Option Term").

(e) The Option may be exercised by IGMI at any time during the Option Term by providing written notice thereof to Owner. Upon execution of this Option Agreement the parties shall simultaneously execute duplicate originals of the Lease. The duplicate originals of the executed Lease shall be held by Owner's attorney, Randall E. Hubbard, for delivery to each of IGMI and Owner upon Mr. Hubbard's receipt of a notice (which IGMI shall provide to Mr. Hubbard and to Owner) that IGMI has exercised the Option and performed all of its obligations under Section 2.2 of the Lease, signed by an authorized representative of IGMI (the "Notice"). Unless Owner objects in writing (to IGMI and to Mr. Hubbard) within three (3) business days after Owner's receipt of the Notice from IGMI, Mr. Hubbard shall deliver duplicate originals of the executed Lease to IGMI and Owner with the Effective Date of the Lease being inserted therein, which date shall be the date of receipt of the Notice. If Owner does object, it shall include the reasons for its objection in the notice it provides to Mr. Hubbard and to IGMI. If Mr. Hubbard does not receive the Notice by the end of the Option Term, or if Owner timely objects to the delivery of duplicate originals of the Lease, Mr. Hubbard shall have no obligation to deliver duplicate originals of the Lease to either party, and neither Mr. Hubbard nor his law firm, Davis Graham & Stubbs LLP (the "Firm"), shall have any further obligations or liability of any kind whatsoever, for lost profits, consequential or punitive damages or otherwise, with respect to the failure to deliver the duplicate originals of the Lease to Owner and IGMI. Both parties hereby expressly waive and release any and all claims they may have against either Mr. Hubbard or the Firm arising from or related to the failure to deliver the duplicate originals of the Lease, and agree, jointly and severally, to defend, indemnify and hold Mr. Hubbard and the Firm harmless from and against any and all Losses (as defined in Section 12.5 of the Lease) that either Mr. Hubbard or the Firm may incur as a result of the failure to deliver those duplicate originals. Both parties also agree that if Mr. Hubbard does not receive the Notice by the end of the Option Term, or if Owner timely objects to the delivery of duplicate originals of the Lease, and there is any dispute between the parties as to whether or not the Option was timely exercised or the duplicate originals of the Lease should be delivered, Mr. Hubbard and the Firm shall be entitled to interplead those duplicate originals into the Colorado Federal District Court, and IGMI agrees that it shall take no action to seek to disqualify Mr. Hubbard or the Firm from representing the Company in connection with any such dispute. The provisions of this Section 1.1(e) shall survive the termination of the Option Agreement.

(f) During the Option Term, the Company shall provide to IGMI (for it to copy at its own expense) all data and information in its possession, control, and/or ownership with respect to the Property and the mineral potential of the Property including, but not limited to, all geological, geophysical and geochemical information; all drill core, drill logs, samples, test results; and all reports, summaries, economic analyses, feasibility and pre-feasibility studies,

to the extent the Company is legally and contractually entitled to disclose such data and information. IGMI acknowledges and agrees that the Company makes no representation or warranty as to the accuracy, reliability or completeness of any such data or information, and IGMI shall rely on the same at its sole risk. IGMI shall keep all such data confidential in accordance with the terms of Section 4.3 of the Lease, which are hereby incorporated into this Option Agreement by reference. The Company makes no representation or warranty as to the accuracy, reliability or completeness of any such data, and IGMI shall rely on the same at its sole risk. The Company (to the extent it is legally entitled to do so) shall permit IGMI to have access to the Property during the Option Term for the purpose of conducting such exploration activities as IGMI may deem appropriate on the Property. IGMI's right to conduct exploration activities on the Property during the Option Term shall be at its own risk and IGMI shall defend, indemnify and hold Owner, its officers, directors and shareholders harmless from and against any and all Losses (as defined in Section 12.5 of the Lease) arising from or related to IGMI's exercising its right of access to the Property, any activities conducted by or on behalf of IGMI on or with respect to the Property pursuant to this Option Agreement, or any breach by IGMI of any of its representations, warranties or covenants set forth in this Option Agreement. With respect to IGMI's indemnification obligations under this Section 1.1(f), the notification provisions of Section 11.3 of the Lease are incorporated herein by reference, and IGMI's indemnification obligations shall survive the termination of this Option Agreement.

(g) During the Option Term, IGMI shall be solely responsible for taking all actions necessary for maintaining the Property, and any water rights associated therewith, including (i) timely payment of all property and other ad valorem taxes assessed or levied against the Property or any improvements placed thereon or made thereto by or on behalf of IGMI; (ii) timely payment of all claim maintenance fees (or performance of qualifying assessment work) required to maintain the unpatented mining claims comprising a portion of the Property; (iii) timely filing and recording in the appropriate governmental offices of all required affidavits or notices of payment of the claim maintenance fees (or performance of qualifying assessment work) and the intent to hold the unpatented mining claims comprising a portion of the Property; and (iv) using good faith efforts to take all such actions as are necessary to maintain any such water rights (or any water rights associated with the Property and acquired by IGMI after the Effective Date). IGMI agrees that it will provide the Company with proof of performance of the obligations set forth in Sections 1.1(g)(i), (ii) and (iii) above not later than thirty (30) days prior to the date such performance, payments, filings or recordings are due, and if IGMI fails to timely provide such proof, the Company may (but shall not be obligated to) perform those obligations and IGMI will promptly reimburse the Company for all expenses incurred by the Company in connection therewith. In the case of taxes for the calendar year in which this Option Agreement is entered into, and for the calendar year in which this Option Agreement terminates, IGMI shall be responsible for all of the taxes upon the Property applicable to those calendar years. All taxes shall be paid when due and before delinquent, but IGMI shall not be under any obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect any right, title, or interest of the Company in or to the Property. If this Option Agreement terminates because IGMI elects not to exercise the Option or fails to exercise the Option by the end of the Option Term, IGMI shall remain responsible for the performance of the obligations set forth in Sections 1.1(g)(i), (ii) and (iii) above through the end of the calendar year during which such termination occurs.

(h) IGMI agrees that during the Option Term it shall maintain and cause it contractors and consultants to maintain such insurance, covering all persons working in or on the Property for or on behalf of IGMI, as will fully comply with the requirements of the State of Nevada pertaining to workers' compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. IGMI also agrees to carry liability insurance, and to cause its contractors and consultants to carry liability insurance, with respect to operations on the Property, in reasonable amounts in accordance with accepted industry practice. Such liability insurance shall have limits in the amount of at least Three Million Dollars ($3,000,000) per occurrence for injuries to or deaths of persons, One Million Dollars ($1,000,000) per occurrence for property damage, and shall include a contractual liability endorsement insuring IGMI's performance of its indemnity obligations under this Agreement. All liability insurance policies shall name the Company as an additional insured and shall contain a cross-liability and severability endorsement. Such insurance policies shall be primary insurance, without a right of contribution from any policy carried by the Company. IGMI shall provide certificates of insurance and copies of such insurance policies to the Company before IGMI conducts any activities on the Property, which shall provide that such policies are not subject to cancellation, expiration or change except upon thirty (30) days' prior written notice to the Company.

(i) IGMI shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted industry practice. All decisions with respect to the exploration activities conducted on the Property, including all decisions regarding the commencement, suspension, resumption or termination of any such activities, shall be made by IGMI in its sole discretion, so long as any such activities are conducted in accordance with procedures acceptable in the mining and metallurgical industry.

(j) IGMI shall comply with all applicable federal, state and local laws, rules and regulations, including Environmental Laws (as defined in the Lease), governing its exploration activities and employees, consultants or contractors on the Property. If this Option Agreement is inconsistent with or contrary to any such law, rule or regulation, the law, rule or regulation shall control and this Option Agreement shall be deemed to be modified accordingly. IGMI shall be solely responsible for securing all necessary governmental permits and approvals with respect to its exploration activities on the Property.

(k) IGMI shall pay the Company a mutually acceptable compensation for any damage to roads, fences, buildings, or other tangible improvements, crops, or livestock belonging to the Company on the Property resulting from IGMI's exploration activities on the Property.

(l) IGMI shall properly bond its exploration activities in compliance with and pursuant to all applicable federal, state and local laws (including Environmental Laws), rules and regulations, and perform reclamation and remediation work on the Property as required by those laws, rules and regulations with respect to all disturbances resulting from IGMI's activities on the Property. IGMI shall indemnify, defend, and hold the Company, its officers, directors and shareholders harmless from and against any and all Losses by any third party or governmental agency relating to reclamation and remediation of the Property. The obligations set forth in this Section 1.1(l) shall survive the termination of this Option Agreement.

(m) The Owner and its authorized agents, at Owner's sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to IGMI's safety rules and regulations and so as not to unreasonably interfere with IGMI's operations, to go upon the Property for the purpose of confirming that IGMI is conducting its exploration activities in the manner required by this Option Agreement. Owner may inspect production and assay records, and other records pertinent and necessary for substantiating the compliance of IGMI with the provisions of this Option Agreement. Such records may include, but not be limited to, data on geology, sample analysis, geophysical surveys, drilling and mineralization. Owner shall defend, indemnify and hold IGMI harmless from and against all Losses incurred by IGMI based on claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by the Owner or its agents while in or upon the Property pursuant to Section 1.1(m), unless such death, injury or damage results from IGMI's negligence or misconduct.

(n) IGMI shall not dispose of drill core, chip trays and other samples, including duplicates and pulps, taken from the Property (except those portions consumed in assaying, metallurgical testing or specific geologic studies) without delivering to the Company thirty (30) days' advance notice of IGMI's intention to dispose of such drill core, chip trays or other samples, including duplicates and pulps. The Company shall have the right, but not the obligation, to elect to request that IGMI deliver all or any part of the drill core, chip trays or other samples, including duplicates or pulps, to the Company. The Company shall bear the expense of delivery of the drill core and samples, including duplicates and pulps.

(o) The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise a portion of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Option Agreement. If the mining laws applicable to the unpatented mining claims subject to this Option Agreement are amended, repealed or superseded during the Option Term, the termination or conversion of the Company's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in the Company's title to the Property, and IGMI shall have no right or claim against the Company resulting from the conversion, diminution, or loss of the Company's interest in and to the Property except as expressly provided in this Option Agreement. If, pursuant to any amendment or supersession of the mining laws, the Company is granted the right to convert its interest in the unpatented mining claims comprising a portion of the Property to a permit, license, lease, or other right or interest, the Company shall elect to exercise such right of conversion in the Company's name. IGMI shall bear the cost of the application for such conversion, and IGMI shall during the Option Term pay to the United States all periodic payments required to preserve or maintain such converted interests, including, without limitation, permit, license, lease, production royalties, holding fees, or other periodic payments. All converted interests or rights shall be deemed to be part of the Property subject to this Option Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an amendment to this Option Agreement, by which such converted interests or rights are made subject to this Option Agreement.

(p) In the event this Option Agreement terminates because IGMI elects not to exercise the Option or fails to exercise the Option by the end of the Option Term, the parties agree that the provisions of Sections 5.2, 5.3, 5.5 and 5.6 of the Lease, which are hereby incorporated into this Option Agreement by this reference, shall apply following such termination.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1 Representations and Warranties of the Parties.

(a) The Owner hereby represents and warrants to IGMI as follows:

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of Colorado.

(ii) The Owner has all requisite corporate power and authority to execute and deliver this Option Agreement and perform its obligations hereunder. Upon valid execution and delivery by IGMI, this Option Agreement is, and all instruments contemplated hereby to be executed by the Owner will be when so executed and delivered, the legal, valid and binding obligation of the Owner enforceable against the Owner in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or under principles of equity or by the availability of equitable remedies, such as specific performance, injunctive relief or waiver.

(iii) This Option Agreement has been duly executed and delivered by the Owner.

(iv) To the Owner's knowledge, neither its execution and delivery of this Option Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate, conflict with, constitute a breach of or default under (or an event which, with or without due notice or lapse of time, or both, or the happening or occurrence of any other event, would constitute a default under), or cause or permit the acceleration of the maturity of, any debt, obligation, agreement, contract, commitment or other restriction, including any permit, license, approval or authorization, to which the Company is a party, or by which it is bound, (iii) result in the creation or imposition of any lien upon any property or assets of the Company, or (iv) violate any law, rule, regulation or other requirement, or judgment, order or decree, applicable to or binding upon the Company.

(v) To the Company's knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any person, including any governmental or regulatory authority, is required in connection with the

execution, delivery and performance of this Option Agreement by the Owner and the consummation of the transactions contemplated hereby.

(vi) Except for the Exxon Agreement (as defined in Article 4), there are no other agreements or commitments between the Company and any persons or parties pertaining to the Property.

(b) IGMI hereby represents and warrants to Owner as follows:

(i) IGMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, and, within thirty (30) days after the Effective Date, will be duly qualified to do business as a foreign corporation and in good standing in the State of Nevada, and IGMI has all requisite corporate power and authority to execute and deliver this Option Agreement and perform its obligations hereunder. IGMI has taken or obtained all director, officer, shareholder and third-party actions and approvals necessary for its execution, delivery and performance of all of its obligations under this Option Agreement. Upon valid execution and delivery by the Owner, this Option Agreement is, and all instruments contemplated hereby to be executed by IGMI will be when so executed and delivered, the legal, valid and binding obligation of IGMI enforceable against IGMI in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or under principles of equity or by the availability of equitable remedies, such as specific performance, injunctive relief or waiver.

(ii) This Option Agreement has been duly executed and delivered by IGMI.

(iii) The execution, delivery and performance by IGMI of this Option Agreement and the consummation of the transactions contemplated hereby do not and will not:

(A) violate any existing term or provision or any law or any writ, judgment, decree, injunction or similar order applicable to IGMI;

(B) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of IGMI;

(C) violate, conflict with, constitute a breach of or default under (or an event which, with or without due notice or lapse of time, or both, or the happening or occurrence of any other event, would constitute a default thereunder), or cause or permit the acceleration of the maturity of any debt, obligation, agreement, contract, commitment or other restriction, including any permit, license, approval or authorization, to which IGMI is a party, or by which it is bound; or

(D) result in the creation or imposition of any lien upon any property or assets of IGMI.

(iv) To the best of IGMI's knowledge, no consent, waiver, authorization or approval by any person, including any federal, state or local authority, is required to be obtained or affected for the execution and delivery by IGMI of this Option Agreement or the performance of its obligations hereunder.

(v) IGMI has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Option Agreement for which the Company could become liable or obligated.

(vi) IGMI is, and immediately after giving effect to the transactions contemplated under this Option Agreement will be, able to pay its debts and obligations as they mature and come due.

(vii) On the Effective Date of this Option Agreement, the authorized capital stock of IGMI consists of 200,000,000 common shares, par value $0.001 per share, 8,435,970 shares of which are issued and outstanding, and none of which are held in IGMI's treasury, and 10,000,000 preferred shares, none of which have been issued. IGMI does not have outstanding any stock or securities convertible or exchangeable for any of its common shares. The Shares and the Warrants have been duly authorized for issuance and reserved therefor and, when issued, all of the Shares (and any common shares of IGMI issued to Owner on conversion of any Warrants) shall be validly issued, fully paid and nonassessable shares of common stock of IGMI, free and clear of all liens, charges and encumbrances. There does not exist any preemptive right in favor of any third party with respect to the Shares or the Warrants.

(viii) To the best of its knowledge, since December 31, 2003, and through the Effective Date, IGMI has filed all required forms, reports and documents with the U.S. Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates and, if applicable, effective dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Exchange Act"), and the rules promulgated thereunder. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein, at the time filed or at the time effective, contained any untrue statement or a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ix) As of the Effective Date, the audited consolidated balance sheets and the related consolidated statements of net earnings and of changes in financial position or cash flows, as the case may be (including the related notes thereto), of IGMI included in IGMI's Registration Statement filed on Form 10SB12G, as

amended, present fairly the consolidated financial position of IGMI as of the effective date of that Registration Statement and each such amendment, and the results of consolidated operations and changes in consolidated financial position or cash flows, as the case may be, for the periods presented therein, all in conformity with U.S. generally accepted accounting principles consistently applied, except as otherwise noted herein.

(x) As of the Effective Date, except as and to the extent asset forth on the consolidated balance sheet of IGMI as at December 31, 2003, including the notes thereto, neither IGMI nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2003 which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (actual or contingent), results of operations, prospects, financial or other condition or operations of IGMI.

(xi) Since December 31, 2003 and through the Effective Date, there has not been:

(A) any material adverse change, however caused, in the business, asserts, liabilities (actual or contingent), results of operations, prospects, financial or other condition or operations of IGMI;

(B) any change in IGMI's authorized or actual equity capitalization;

(C) any damage, destruction or casualty loss, materially and adversely affecting the business, assets, liabilities (actual or contingent), results of operations, prospects, or financial or other condition or operations of IGMI, whether or not insured;

(D) any incurrence of long-term debt or any other material liability or obligation, actual or contingent, other than current liabilities incurred in the ordinary course of business consistent with past practices;

(E) entry into, or agreement or commitment to enter into, any agreement commitment or transaction (including, without limitation, any borrowing, capital expenditure or financing or any amendment, modification or termination of any existing agreement, commitment or transaction) other than in the ordinary and usual course of business consistent with past practices;

(F) acquisition or disposition of, or entry into any agreement with respect to the acquisition or disposition of a significant amount of assets; or

(G) any agreement with respect to any of the foregoing.

ARTICLE 3
NOTICES

3.1 Notices.

(a) All Notices and other communication required by this Option shall be in writing and shall be addressed respectively as follows:

(i) If to Owner:

Mount Hope Mines, Inc.
15480 Ventura Blvd, Suite 220
Sherman Oaks, CA 91403
Telephone: (818) 981-4400
Facsimile: (818) 981-4418

with a copy to:

Randall E. Hubbard
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Telephone: (303) 892-7468
Facsimile: (303) 893-1379

(ii) If to IGMI

Idaho General Mines, Inc.
10 N. Post Street, Suite 610
Spokane, WA 99208
Attention: Robert L. Russell
Telephone: (509) 838-1213
Facsimile: (509) 838-0457

All notices shall be given by either (a) personal delivery to the party, (b) electronic communication, with confirmation of transmission, (c) registered or certified mail return receipt requested, or (d) commercial carrier. All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, and (ii) if by electronic communication, by mail, or by commercial carrier, on the next business day after actual receipt. A party may change its address by providing notice to the other party.

ARTICLE 4
RIGHTS OF EXXON CORPORATION

4.1 Exxon Agreement. IGMI and the Company acknowledge the existence of that certain Release and Reassignment and Assignment of Mining Properties between the Company and Exxon Corporation ("Exxon") dated April 25, 1991 (the "Exxon Agreement") and Exxon's rights thereunder. Specifically, the parties acknowledge and agree that, if the Option is exercised, the Company shall inform Exxon of the execution and delivery of the Lease, and that, pursuant to the Exxon Agreement, Exxon will then have a maximum of 90 days after the effective date of the Lease (Owner being obligated to notify Exxon within 30 days after the effective date of the Lease and Exxon being required to respond within 60 days thereafter) to choose between retaining its right to a 1% royalty interest (as defined in the Exxon Agreement) or converting that interest into one-third of all proceeds received by the Company from the sale, lease or other disposition of the Property (the "Conversion Option").

4.2 Exercise of Conversion Option. The parties agree that in the event Exxon elects to exercise the Conversion Option, IGMI shall pay to Exxon, in accordance with the Exxon Agreement, an amount equal to one-third of all of the Periodic Payments, Advance Royalty payments, and Production Royalty payments made to Owner under the Lease, at the same time as all such payments are made to Owner.

4.3 Consideration to Exxon. In the event of a claim by Exxon that it is entitled to any share of the consideration provided to the Company under this Option Agreement, IGMI agrees that it shall satisfy the obligation to provide such consideration to Exxon.

4.4 Survival. The provisions set forth in this Article 4 shall survive the exercise of the Option and the delivery of the Lease. The parties agree to amend the Lease as necessary to incorporate the provisions of this Article 4 into the Lease at the time the Option is exercised.

ARTICLE 5
BUY-OUT OF EXXON

5.1 Extinguishment of Exxon Interest.

(a) If prior to the date IGMI exercises its Option, or thereafter (if IGMI has exercised the Option), the Owner acquires from Exxon a written release or other buy-out of all Exxon's rights under the Exxon Agreement, Owner shall notify IGMI, and any obligation of IGMI to make any Periodic Payments, Advance Royalty payments or Production Royalty payments to Exxon under the Lease shall immediately terminate and no further payments shall be required to be made by IGMI to Exxon.

(b) If the Owner obtains a written release or other buy-out of Exxon's rights under the Exxon Agreement, the Base Percentage (as defined in the Lease) of Production Royalty due Owner pursuant to Section 1.1(d) of the Lease shall increase to four percent (4.0%) of the Net Returns.

(c) If while either this Option Agreement or the Lease remains in effect, the Owner acquires from Exxon a written release or other buy-out of all Exxon's rights under the

Exxon Agreement and the total consideration paid to Exxon for such acquisition is less than or equal to Two Hundred and Fifty Thousand Dollars ($250,000), IGMI agrees that it shall reimburse Owner for the full amount of such consideration paid to Exxon by Owner. If the total consideration required to acquire from Exxon a written release or other buy-out of its rights under the Exxon Agreement is greater than Two Hundred and Fifty Thousand Dollars ($250,000), IGMI shall be responsible for reimbursing Owner for any amounts in excess of Two Hundred and Fifty Thousand Dollars ($250,000) only if IGMI has approved the amount of such consideration in advance (and in writing). IGMI shall not be required to pay the required reimbursement amount to Owner sooner than 180 days after the Effective Date of this Option Agreement. Any sums paid to Owner by IGMI under this Section 5.1(c) shall be deducted as a credit against the Production Royalty payable to Owner as provided in Section 1.5 of the Lease.

5.2 IGMI Acquisition of Exxon Interest. If Owner notifies IGMI that Owner is not interested in obtaining or has been unable to obtain a written release or other buy-out of Exxon's rights under the Exxon Agreement, as set forth in Section 5.1, IGMI may attempt to do so at its sole expense, during the Option Term or thereafter (if IGMI exercises the Option).

(a) If IGMI obtains a written release or other buy-out of Exxon's rights under the Exxon Agreement, the Base Percentage of the Production Royalty due Owner pursuant to Section 1.1(d) of the Lease shall increase to four percent (4.0%) of the Net Returns.

(b) IGMI's actual out-of-pocket costs incurred in acquiring Exxon's rights shall be paid solely by IGMI; provided, however, that all such costs shall be treated as credits against Production Royalties payable to Owner as provided in Section 1.5 of the Lease.

5.3 Interpretation. The parties agree that, to the extent Exxon may assign its rights under the Exxon Agreement, all references to Exxon in this Option Agreement shall also be references to, and the provisions of Articles 4 and 5 shall apply with respect to, Exxon's successors and assigns under the Exxon Agreement.

5.4 Survival. The provisions set forth in this Article 5 shall survive exercise of the Option and the delivery of the Lease. The parties agree to amend the Lease as necessary to incorporate the provisions of this Article 5 into the Lease at the time the Option is exercised.

ARTICLE 6
GENERAL PROVISIONS

6.1 Covenants of Owner. During the Option Term, Owner agrees to the following covenants:

(a) Owner shall take no actions transferring ownership of the Property without IGMI's prior written consent;

(b) Owner shall conduct its business with respect to the Property only in the ordinary and usual course;

(c) Owner shall conduct its business in accordance with its Bylaws and the Colorado Corporation Law and to otherwise take all reasonable and appropriate action necessary to remain in good standing in Colorado.

6.2 Interpretation. This Option Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Option Agreement or any portion thereof. The Article and Section headings contained in this Option Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of any provision hereof.

6.3 Successors and Assigns. The terms of this Option Agreement shall bind and inure to the benefit of the parties and their respective permitted successors, heirs and assigns, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise. Neither party may assign its rights or obligations under this Option Agreement to any third party.

6.4 No Partnership or Third Person Beneficiaries. This Option Agreement shall not create any partnership, joint venture or other similar arrangement between the Owner and IGMI. Except for the indemnity provisions hereof, and except for the indemnification obligations set forth in Section 1.1, no term or provision of this Option Agreement is for the benefit of any person who is not a party hereto (including, without limitation, any lender or broker), and no such party shall have any right or cause of action hereunder.

6.5 Choice of Law. This Option Agreement shall be governed by the laws of the State of Colorado without regard to conflict of law principles.

6.6 Time of Performance. If the date of performance of any obligation or the last day of any time period provided for herein should fall on a Saturday, Sunday or legal holiday, then such obligation shall be due and owing, and such time period shall expire, on the first day thereafter which is not a Saturday, Sunday or legal holiday. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed no later than 5:00 p.m., Pacific time, on the day of performance.

6.7 Counterparts. This Option Agreement may be executed in any number of counterparts. Each such counterpart hereof shall be deemed an original, but all counterparts shall constitute but one agreement.

6.8 Waiver of Compliance. Any failure by a party to comply with any covenant, agreement or condition herein or in any other agreements or instruments executed and delivered hereunder may be waived in writing by the party in whose favor such obligation or condition runs; provided, however, that failure to insist upon strict compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.9 Expenses. Each of the parties shall pay the expenses, including attorneys' fees, incurred by it or on its behalf in connection with the preparation and of the Option and this Option Agreement.

6.10 Severability. In the event any term or provision of this Option Agreement is declared to be invalid or illegal for any reason, this Option Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part thereof. The remaining provisions shall be construed to preserve the intent and purpose of this Option Agreement and the parties shall negotiate in good faith to modify the provisions held to be invalid or illegal to preserve each party's anticipated benefits thereunder.

6.11 Cooperation; Public Announcements. During the Option Term, the parties shall cooperate with each other in the preparation of any press releases or other public disclosures in connection with the transactions contemplated by this Option Agreement. Except as in the opinion of counsel may be required by law or stock exchange rule, prior to the exercise of the Option, no party will, without prior consultation with the other, make any press release or announcement to any third party concerning this Agreement or the transactions contemplated hereby.

6.12 Brokerage and Finder's Fees; Indemnity. IGMI confirms that it has used the services of a finder in connection with the transactions contemplated by this Option Agreement, and that IGMI shall pay all fees and commissions owed to that finder. In the event that any claim is asserted by that individual for a commission or finder's fee with respect to this Option Agreement or the transactions contemplated hereby, or for any other monetary damages related to any act or failure to act by IGMI, IGMI shall defend, indemnify and hold harmless the Owner, its officers, directors and shareholders from and against any Losses with respect thereto.

6.13 Arbitration. In the event that any controversy shall arise between the parties as to any matter or thing arising out of or relating to this Option Agreement, which cannot be settled between the parties themselves, the same shall be determined by three arbitrators, one selected by Owner and one by IGMI, and the third selected by agreement between the two arbitrators so selected. If the two so selected are unable to agree upon a third arbitrator, the Owner and IGMI shall promptly join in a request to the American Arbitration Association (hereafter referred to as "Association") that it submit to them a list of persons whom it would regard as available arbitrators and especially qualified for the particular arbitration. The parties agree to conduct the arbitration in Los Angeles, California, and to use the procedural rules for commercial arbitration of the Association, which rules are in effect at the time of the arbitration. The parties further agree to follow the discovery and disclosure statement provisions selected or established by the arbitrators selected for the particular arbitration. If, within fifteen (15) days after the receipt of the list from the Association, Owner and IGMI have not agreed upon a third arbitrator, Owner and IGMI shall join in a written request to the Association for the appointment of the third arbitrator, and the arbitrator named by the Association shall be the third arbitrator. The award of such arbitrators, or a majority of them, shall be conclusive and binding upon the Owner and IGMI. In any arbitration between the parties arising out of, or in connection with this Option Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses and attorneys' fees incurred by it in connection with such arbitration.

6.14 After-Acquired Property. During the period from the Effective Date through the end of the Option Term, IGMI may locate or acquire additional patented and upatented mining claims or fee lands in the vicinity of the Property ("After Acquired Property"). In the event that

IGMI locates or acquires any such interests in real property wholly or partially within the existing boundaries of the Property or within two (2) miles from the exterior boundaries of the Property (the "Area of Interest"), IGMI shall promptly notify the Company and provide the Company with a copy of any acquisition documents and other data and information pertaining to such After Acquired Property. The Company shall have thirty (30) days from and after it receives such information to notify IGMI whether or not the Company desires to acquire such After Acquired Property from IGMI. If the Company timely provides notice that it does desire to acquire that After Acquired Property, such After Acquired Property shall be immediately conveyed to the Company by special warranty deed from IGMI, and become part of the Property under this Option Agreement. The parties also agree that any interest in unpatented mining claims or other real property owned or held by IGMI as of the Effective Date and wholly or partially within the Area of Interest (the "IGMI Claims") shall be treated as part of the Property under this Option Agreement. Upon the execution of this Option Agreement, IGMI shall convey the IGMI Claims to the Company by special warranty deed. To the extent IGMI incurred costs in locating any IGMI Claims within the exterior boundaries of the Property, the Company agrees that it will reimburse IGMI for such costs when it receives the special warranty deed covering the IGMI Claims.

In witness whereof, the parties hereto have executed this Option Agreement the day and year first hereinabove set out.

OWNER

Mount Hope Mines, Inc.,
a Colorado corporation

By: [signature]

Its: President

Idaho General Mines, Inc.,
an Idaho corporation

By:______________________________

Its:______________________________

IGMI locates or acquires any such interests in real property wholly or partially within the existing boundaries of the Property or within two (2) miles from the exterior boundaries of the Property (the "Area of Interest"), IGMI shall promptly notify the Company and provide the Company with a copy of any acquisition documents and other data and information pertaining to such After Acquired Property. The Company shall have thirty (30) days from and after it receives such information to notify IGMI whether or not the Company desires to acquire such After Acquired Property from IGMI. If the Company timely provides notice that it does desire to acquire that After Acquired Property, such After Acquired Property shall be immediately conveyed to the Company by special warranty deed from IGMI, and become part of the Property under this Option Agreement. The parties also agree that any interest in unpatented mining claims or other real property owned or held by IGMI as of the Effective Date and wholly or partially within the Area of Interest (the "IGMI Claims") shall be treated as part of the Property under this Option Agreement. Upon the execution of this Option Agreement, IGMI shall convey the IGMI Claims to the Company by special warranty deed. To the extent IGMI incurred costs in locating any IGMI Claims within the exterior boundaries of the Property, the Company agrees that it will reimburse IGMI for such costs when it receives the special warranty deed covering the IGMI Claims.

In witness whereof, the parties hereto have executed this Option Agreement the day and year first hereinabove set out.

OWNER

Mount Hope Mines, Inc.,
a Colorado corporation

By: ______________________________

Its: ______________________________

Idaho General Mines, Inc.,
an Idaho corporation

By: Robert L Russell

Its: President